PERSONAL TRADING
                                       AND
                         INSIDER TRADING AND PREVENTION
                            POLICY AND PROCEDURES OF

                AMERINDO INVESTMENT ADVISORS INC. AND AFFILIATES


     Amerindo Investment Advisors Inc. ("Amerindo"), Amerindo Advisors (U.K.), Limited ("U.K."), and Amerindo Investment Advisors, Inc. ("Panama") (collectively, the "Amerindo Group" or the "Company") have adopted this Personal Trading and Insider Trading and Prevention Policy and Procedures (the "Policy") to (a) specify and prohibit certain types of personal securities transactions deemed to create a conflict of interest, and (b) to aid the Company in preventing, detecting and imposing sanctions for insider trading. Every shareholder, officer, director and employee of the Company must read and follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures, you should consult the Company's Compliance Officer, the person who has been given administrative responsibility for implementing this Policy.

I.   DEFINITIONS.

     A. An "Access Person" (also, "You") means any shareholder, officer, director, employee or Advisory Person (as defined below) of the Company.

     B. "Advisory Person" means any employee of the Company who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of securities by the Company, or whose functions relate to any recommendations with respect to such purchases or sales.

     C. "Beneficial Ownership" shall be interpreted subject to the provisions of Rule 16a-1(a) (exclusive of Section (a)(1) of such Rule) of the Securities Exchange Act of 1934.

     D. "Compliance Officer" is the person designated by the Company's Board of Directors to monitor the overall compliance with this Policy. In addition, the Compliance Officer will provide preclearance of any personal security transaction as required by this Policy. Unless specified otherwise, the Compliance Officer shall refer to, in the case of Access Persons in the U.S. or Panama, the U.S. Compliance Officer, and in the case of Access Persons in the U.K., the U.K. Compliance Officer.

     E. "Dependents" means any person living in an Access Person's household who is dependent on the Access Person for support, or who does not live with the Access Person but derives a majority of their support from the Access Person.

     F. "Purchase or sale of a security" includes, among other things, the writing of an option to purchase or sell a security or the purchase or sale of a future or index on a security or option thereon.

     G. "Security" shall have the meaning as set forth in Section 202(a)(18) of the Investment Advisors Act of 1940, (in effect, all securities), except that it shall not include


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securities issued by the U.S. Government or any other government security, bankers' acceptances, bank certificates of deposit, commercial paper and such other money market instruments as may be designated by the Directors of the Company, and shares of registered open-end investment companies.

II. STATEMENT OF GENERAL PRINCIPLES. The following general fiduciary principles shall govern the personal investment activities of all Access Persons.

     Each Access Person shall adhere to the highest ethical standards and shall:

     (a) at all times place the interests of the Company's clients' funds before his personal interests;

     (b) conduct all personal securities transactions in a manner consistent with this Policy, so as to avoid any actual or potential conflicts of interest, or an abuse of position of trust and responsibility; and

     (c) not take any inappropriate advantage of his position with or on behalf of the Company.

                                PERSONAL TRADING

III. PERSONAL TRADING COMPLIANCE PROCEDURES.

     A.   REPORTING OF ALL SECURITIES TRANSACTIONS.

          1. COVERAGE: Access Persons shall file with the Compliance Officer a written report of EVERY securities transaction (including securities inside and outside the Company's universe, as defined in Section III(B)(1), below) in which they, their spouse or dependents, or any account as to which they have any beneficial or pecuniary interest or as to which they exercise ANY control, have participated in, within ten business days after such transaction.

          2. FILINGS: Each report shall contain the following information:

               (i) the date of the transaction, the name of the security and the number of shares;

               (ii) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

               (iii) the price at which the transaction was effected; and

               (iv) the name of the broker, dealer or bank with or through whom the transaction was effected.

               This requirement may be satisfied by sending duplicate confirmation of such trades to the Compliance Department in San Francisco. Copies of these reports are immediately sent to the U.S. Compliance Officer, wherever he or she may be, for review.

          3. BROKERAGE CONFIRMATIONS AND STATEMENTS: All Access Persons must request in writing that the brokers of their accounts, and the accounts of their spouse or


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     dependents, provide the Company's Compliance Officer on a timely basis with duplicate copies of confirmations and statements of all personal securities transactions covered by Section III(A)(1), above.

     B.   PRECLEARANCE REQUIREMENT.

          1. An Access Person, including his or her spouse or dependents, may not, directly or indirectly, acquire or dispose of beneficial ownership of ANY securities except as provided in the following preclearance procedures.

          2. PRECLEARANCE PROCEDURE:

               (i) U.S. and Panama Access Persons must notify either the Company's Head Trader or the U.S. Compliance Officer for approval prior to placing the trade with their broker. The Head Trader or the U.S. Compliance Officer will decide if the purchase and/or sale would present any potential conflict of interest to the Company's clients. U.K. Access Persons must notify the U.K. trading desk with their request in writing, and the U.K. desk will contact the Head Trader or U.K. Compliance Officer.

               (ii) The approved transaction must be completed within the trading day of the date on which approval is received.

               (iii) The Compliance Officer must not have rescinded the approval prior to the execution of the trade.

               (iv) The Access Person involved must notify the person who granted approval that the approved trade has been executed. Notification must be made within one business day following execution and must be made by fax, by email or by hand delivery.

          3. COMPANY RECORDKEEPING FOR PRECLEARED TRANSACTIONS.

               (i) The Company's San Francisco and New York offices will maintain an Access Person trading blotter showing all precleared trades. The blotter will contain the following information: (a) buy/sell, (b) any price restrictions, (c) name of security, (d) date authorization given, (e) name of employee, and (f) the initials of either the U.S. or U.K. Compliance Officer or the Company's Head Trader to indicate their authorization of the trade.

               (ii) On a timely basis a copy of the trade blotters from the San Francisco office will be sent to the U.S. Compliance Officer for review. The U.S. Compliance Officer will compare the information in the trade blotters with copies of the confirmations for EVERY securities transaction for precleared trades made by all Access Persons. Any exceptions will be brought to the attention of the Access Person for further clarification and will be dealt with accordingly. When the U.S. Compliance Officer's review of the trade blotter is completed, he or she will forward a copy of the blotter to the U.K. Compliance Officer for recordkeeping.

     C. DISCLOSURE OF EXISTING BROKERAGE ACCOUNTS. All Access Persons shall disclose upon commencement of employment and thereafter concurrently with the opening of any new account (and thereafter certify on a quarterly basis as to the accuracy and completeness of the information) the name and location of any brokerage account in which the Access Person, including his or her spouse or dependents, has a beneficial interest. The Company shall attempt to independently verify this information. If our verification reveals an undisclosed


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account, the account will have to be closed immediately, and where evidence of intentional or reckless non-disclosure is present, the penalty can be severe and even include immediate dismissal.

     D. DISCLOSURE UPON OPENING NEW BROKERAGE ACCOUNTS. All Access Persons must notify a Compliance Officer in writing when they or their spouse or dependents opens a brokerage account for themselves or for an entity over whom any such person exercises investment discretion or control. If it is intended to be used as a margin account, this must be specifically stated. U.S. and Panama Access persons shall notify the U.S. Compliance Officer; U.K. Access Persons shall notify the U.K. Compliance Officer.

     E. CERTIFICATION OF COMPLIANCE WITH THIS POLICY. The Company shall give a copy of this Policy to all Access Persons on a semi-annual basis. All Access Persons shall certify at that time that he or she has read and understood the Policy and recognizes that he or she is subject to the Policy. Further, each Access Person is required to certify semi-annually that he or she has complied with all requirements of the Policy and that he or she has disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Policy. All Access Persons must verify the trading for their own personal accounts and the accounts of their spouse or dependents. If there has been no activity or the Access Person, their spouse or dependents, does not have an outside brokerage account, the Access Person must certify to that effect.

IV.  OTHER RESTRICTIONS.

     A. PRIVATE PLACEMENTS. With regard to private placements, each Advisory Person shall:

          (i) for any acquisition of securities in a private placement, obtain express prior approval from the Compliance Officer or Head Trader (who, in making such determination, shall consider among other factors, whether the investment opportunity should be reserved for the Company, and whether such opportunity is being offered to such Advisory Person by virtue of his position with the Company); and

          (ii) after authorization to acquire securities in a private placement has been obtained, disclose such personal investment with respect to any subsequent consideration by the Company for investment in that issuer.

     B. GIFTS. No Advisory Person shall receive any gift (i.e., anything of more than de minimis value) from any person or entity that does business with or on behalf of the Company that poses a potential conflict of interest.

     C. SERVICE AS A DIRECTOR.

          1. No Advisory Person shall serve on a board of directors of a publicly traded company without prior authorization from the Board of Directors of the Company, based upon a determination that such board service would be consistent with the interests of the Company and its clients.

          2. If board service of an Advisory Person is authorized by the Board of Directors of the Company, such Advisory Person shall be isolated from the investment making decisions of the Company with respect to the company of which he or she is a director.


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

     D. EXEMPTED TRANSACTIONS. The prohibitions and requirements of Section III and IV shall not apply to:

          (i) purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control;

          (ii) purchases or sales that are non-volitional on the part of the Access Person or the Company, including mergers, recapitalizations or similar transactions;

          (iii) purchases which are part of an automatic dividend reinvestment plan;

          (iv) purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired; and

          (v) purchases and sales that receive prior approval in writing by the Compliance Officer as (a) only remotely potentially harmful to the Company because they would be very unlikely to affect a highly institutional market, (b) clearly not economically related to the securities to be purchased or sold or held by the Company or its clients, or (c) not representing any danger of the abuses prescribed by Rule 17j-1, but only if in each case the prospective purchaser has identified to the Compliance Officer all factors of which he or she is aware which are potentially relevant to a conflict of interest analysis, including the existence of any substantial economic relationship between his or her transaction and securities held or to be held by the Company.

V. REVIEW BY THE BOARD OF DIRECTORS. At least annually, the U.S. and U.K. Compliance Officers shall report to the Board of Directors regarding:

     (a) all existing procedures concerning all Access Persons' personal trading activities and any procedural changes made during the past year;

     (b) any recommended changes to the Company's Policy or procedures; and

     (c) a summary of any violation which occurred during the past year with respect to which significant remedial action was taken.

VI.  SANCTIONS FOR PERSONAL TRADING VIOLATIONS.

     A. If the Compliance officer determines that a violation of this Policy has occurred, he or she shall so advise the Board of Directors of the Company. The Board may impose such sanctions as it deems appropriate, including, inter alia, disgorgement of profits, censure, suspension or termination. All material violations of the Policy and any sanctions imposed as a result thereto shall be reported periodically to the Board of Directors.

     B. If not too late, the Company will require that the prohibited trade be broken. If the Board determines that the offending trade has caused a material adverse effect upon the Company's clients, the violator will be dismissed, with no exceptions. If the trade or proposed trade did not cause a material adverse effect, the following steps shall be taken:

          (i) a verbal warning shall be issued for the first violation;


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          (ii) a written warning shall be issued for the second violation;

          (iii) the violator will be terminated upon the third violation.

                         INSIDER TRADING AND PREVENTION

VII. GENERAL POLICY ON INSIDER TRADING.

     1. The Company forbids any Access Person from PARTICIPATING IN insider trading, that is, trading either personally or on behalf of others (such as mutual funds and private accounts managed by them or by Access Persons of the Company) on material non-public information, or communicating material non-public information to others in violation of the law. This prohibition applies to every Access Person and extends to their activities both within and outside their duties with the Company.

     2. While the term "insider trading" is not defined in the federal securities laws, and the law concerning insider trading is not static, it is generally understood that the law prohibits:

          (i) trading by an insider while in possession of material non-public information;

          (ii) trading by a non-insider while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential, or the information was misappropriated;

          (iii) communicating material non-public information to others ("tipping"); or

          (iv) assisting anyone in engaging in any of the above.

VIII. ELEMENTS OF INSIDER TRADING.

     A. THE PROHIBITION APPLIES TO BOTH INSIDERS AND TEMPORARY INSIDERS. The concept of "insider" is broad. It includes shareholders, officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, bank lending shareholders, officers and the employees of such organizations. In addition, the Company and the Company's Access Persons, may become temporary insiders of a company if either the Company or any Access Person advises the company or performs other services on its behalf, or if any of the Company's managers or analysts follow the company. According to the U.S. Supreme Court, the company must expect the outsider to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered a temporary insider.

     B. THE INFORMATION MUST BE MATERIAL.

          1. Trading on inside information ALONE is not a basis for liability unless the information is material. "Material information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider important in making his or her investment decision, or information that is reasonably certain to have a substantial effect on the price of a company's securities. You should be aware that the materiality of any inside


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     information will be evaluated with 20/20 hindsight, and the mere fact that someone traded on the basis of the information will contribute to the conclusion that the information was material. WHEN IN DOUBT, ALWAYS ERR ON THE SIDE OF ASSUMING INFORMATION IS MATERIAL.

          2. Information that Access Persons should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments. Note that material information may be information about either adverse or positive developments or conditions, and it may even relate to possible future events.

          3. Material information does not have to relate to a company's business. For example, in CARPENTER V. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether or not those reports would, once sufficient time had elapsed for it to be digested, be favorable or not.

     C. THE INFORMATION MUST BE NON-PUBLIC. Information is non-public if it has not been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report that is filed with the SEC, or appeared in Dow Jones, Reuters Economic Services, the Wall Street Journal or other publications of general circulation would be considered public. Once information has become public, insiders and tippees must wait to trade until the market has absorbed the information; the waiting period is at least twenty-four hours, and in some situations longer.

     D. MERE POSSESSION OF MATERIAL NON-PUBLIC INFORMATION WHILE TRADING IS SUFFICIENT. The mere possession of MATERIAL, NON-PUBLIC information while trading in the securities may be sufficient to incur liability for insider trading. Accordingly, Access Persons should treat the mere possession of material non-public information very seriously and should follow the procedures set forth below any time when they believe they may be in possession of such information.

IX.  PENALTIES FOR INSIDER TRADING.

     A. Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct, their employers and supervisory personnel. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

          o    civil injunctions;

          o    treble damages;

          o    disgorgement of profits;

          o    jail sentence;


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

          o fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and

          o fines for the employer or other controlling person of up to the greater of $1,000 or three times the amount of the profit gained or loss avoided.

     B. In addition, any violation of this Policy regarding insider trading can be expected to result in serious sanctions by the Company and/or other members of the Company, including dismissal of the persons involved.

X.   INSIDER TRADING PREVENTION PROCEDURES.

     A. IDENTIFY THE INFORMATION AS MATERIAL AND NON-PUBLIC. Before trading for yourself or others, including investment companies or private accounts managed by any member of the Company, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

          1. Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities involved if generally disclosed?

          2. Is the information non-public? To whom, how and for what purpose has this information been provided? Has the information effectively been communicated to the marketplace by being published in Reuters, The Wall Street Journal or other publications of general circulation, and has it had time to be digested?

     B. WHAT TO DO IF YOU BELIEVE THE INFORMATION IS MATERIAL AND NON-PUBLIC. If, after consideration of the above, you believe that the information is material and non-public, or if you have questions as to whether the information is material and non-public, you should take the following steps:

          1. Immediately report the matter to a Compliance Officer.

          2. Do not purchase or sell the securities at issue on behalf of yourself or others, including investment companies or private accounts managed by you or any member of the Company, and do not recommend any transaction in such securities.

          3. Do not communicate the information inside to anyone inside or outside the Company, other than to the Company's Compliance Officer, President or Attorneys. In addition, care should be taken so that such information is secure. For example, files containing material non-public information should be sealed; access to computer files containing material non-public information should be restricted.

          4. After the Company has reviewed the issue, you will be instructed either to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

     C. RESOLVING ISSUES CONCERNING INSIDER TRADING. If you have any doubts whether information is material or non-public, or if you have any unresolved questions regarding the applicability or interpretation of the foregoing procedures or regarding the propriety of any


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

action, you must discuss these questions with a Compliance Officer before trading or communicating the information to anyone.

XI.  MISCELLANEOUS.

     A. ACCESS PERSONS. The Company's U.S. and U.K. Compliance Officers will identify all Access Persons who are under a duty to make reports to the Company and will inform such persons of such duty. Any failure by the Compliance Officer to notify any person of his or her duties under this Policy shall not relieve such person of his or her obligations hereunder.

     B. INTERPRETATION OF PROVISIONS. The Board of Directors of the Company may from time to time adopt such interpretations of this Policy as it deems appropriate.

ACKNOWLEDGEMENT

     I have read and understand the foregoing procedures and will comply in all respects with such procedures.




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                                   MEMORANDUM



To:  COMPLIANCE OFFICER
AMERINDO INVESTMENT ADVISORS INC.


     I have no direct or indirect beneficial, legal or equitable interest in any securities trading account, and I do not, directly or indirectly, beneficially, legally or equitably have any interest of any kind or nature whatsoever therein or in any instrument constituting or which might be deemed to constitute a security, as such term is defined in its broadest sense under the securities laws administered by the United States Securities and Exchange Commission.



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SIGNATURE                               DATE



_________________________________
NAME (PRINTED)